UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 15, 2004

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota

1-9595

41-0907483

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South Richfield, Minnesota

55423

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A

(Former name or former address, if changed since last report.)

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

The following is furnished as an Exhibit to this Report.

Exhibit No.	Description of Exhibit
99

Press release issued July 15, 2004. Any internet addresses provided in this release are for information purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these internet addresses is included herein.

Item 9. Regulation FD Disclosure.

Pursuant to Item 9, “Regulation FD Disclosure,” information is being furnished with respect to Best Buy Co., Inc.’s press release, issued on July 15, 2004, announcing that the registrant has entered into an agreement for a seven-year strategic relationship with Accenture Ltd for consulting and outsourcing services designed to support the registrant’s transformation to a more efficient, customer-centric business model. The registrant expects the agreement, which takes effect on July 16, 2004, to optimize its supply chain management capabilities, enhance the vendor management of its customer call centers, expand the functionality of its Web sites and improve the analytics and reporting that further enable its customer centricity initiative. Accenture also is to manage and further develop the full scope of the registrant’s information technology operations. The registrant expects the relationship to provide a new and simplified operating platform that will reduce its cost structure, including its total cost of ownership for information technology systems, over the course of the relationship. Approximately 600 information technology employees are expected to transition from the registrant to Accenture as part of the agreement.

The press release issued on July 15, 2004, is furnished as Exhibit No. 99 to this Report. Best Buy Co., Inc.’s Annual Report to Shareholders and its reports on Forms 10-K, 10-Q and 8-K and other publicly available information should be consulted for other important information about the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: July 16, 2004	By:	/s/ Bruce H. Besanko
Bruce H. Besanko
Vice President – Finance